Exhibit 99(a)


Household Finance Corporation
Household Revolving Home Equity Loan Trust 1996-2
Revolving Home Equity Loan Asset Backed Certificates - Series 1996-2
P & S Agreement Date:              November 1, 1996
Original Settlement Date:          November 26, 1996
Series Number of Class A Certificates:     441919AK3

Original Sale Balance:             $776,373,000




                                                   Sum of 1/20/2002 - 12/20/2002
2002 AGGREGATE PAYMENTS                                 Distribution Dates

Distribution Date                                         Total 2002 (1)

Class A Interest Distributed                                        2,162,197.88
Investor Principal Distribution A                                  37,447,283.31